Fund  Issuer   Ticker  Principal     Principal  Amount  Amount Purchased
       Amount      Amount   Purchased  (Foreign$)
       (US$)        (Foreign$) (US$)

GLGR  Fidelity National
  Financial, Inc.  FNF  $300,200,000      $359,822.00
EMGMKTS  China Zhongwang
  Holdings Ltd.  1333.HK  $1,264,507,970.92  9,800,000,000  $8,920,306.81
NTEMGMKT China Zhongwang
  Holdings Ltd.  1333.HK  $1,264,507,970.92  9,800,000,000  $910,697.14

Fund  Trade Date Price Price-Foreign Underwriter Underwriting  Currency     Underwriting
         Spread    Spread (US$)
GLGR  4/14/2009 $19.0000  JPMS  4.000%  USD  $0.7600
EMGMKTS  4/30/2009 $0.9032  7.000 JPMS  2.500%  HKD  $0.0226
NTEMGMKT 4/30/2009 $0.9032  7.000 JPMS  2.500%  HKD  $0.0226